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                                                                     EXHIBIT 10G


                                    BUILDING
                           PURCHASE AND SALE AGREEMENT

                           Dated as of June 30, 1995

         Arturo J. Gutierrez and Helen T. Sellew, as they are Trustees of Natick Executive Park Trust No. 2 under Declaration of Trust dated October 17, 1981 and recorded with Middlesex South District Deeds in Book 14474, at Page 129 with an address of c/o The Gutierrez Company, One Wall Street, Burlington, Massachusetts 01803 (the "Seller") agrees to SELL and Vision Drive, Inc., a Delaware corporation, having an address c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760 (the "Buyer") agrees to BUY, upon the terms hereinafter set forth, the improved premises located in Natick, Middlesex County, Massachusetts, all as more particularly described in Exhibit A attached hereto, together with the buildings and improvements located thereon, including without limitation: the building (the "Building"), together with all rights, privileges and easements appurtenant to the premises, including, without limitation, all minerals, oil or gas on or under such premises, development rights, air rights, water rights and any easements, rights of way or other interests in, on, or under any land, highway, alley, street or right of way abutting or adjoining such premises, and the fixtures and articles of personal property that are attached, appurtenant to, or used in connection with the said premises, including without limitation any and all windows, doors, furnaces, heaters, heating equipment, and fixtures appurtenant thereto, hot water heaters, partitions, plumbing and bathroom fixtures, electric and other lighting fixtures, security and alarm system, fences, gates, generators, ventilators and any intangible property now or hereafter owned by Seller and used in the ownership or operation of the premises including, without limitation, any permits, licenses, approvals, guaranties, warranties, contracts, lease agreements, utility contracts or other rights relating to the ownership, use or operation of the premises to the extent applicable to the premises. (The aforesaid premises and real property to be sold by Seller, including the Building, are herein collectively called, together with all appurtenant easements and real property rights, the "Premises").

         1. Title. The Premises are to be conveyed by good and sufficient quitclaim deed (the "Deed") running to Buyer or to the nominee designated by the Buyer by written notice to the Seller as herein provided. The Deed shall convey a good and clear record and marketable title to the Premises, insurable at standard rates and free from encumbrances and encroachments from or on the Premises, except:

         (i) existing building, zoning, health, environmental and similar land use laws, rules and regulations; and

         (ii) easements, restrictions, covenants, encumbrances and other matters of record more particularly described in Exhibit B; and

         (iii) unpaid sewer and water bills and real estate taxes, penalties, interest, demand


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and other charges as of the date of closing; and

         (iv) the first mortgage held by Teachers' Insurance and Annuity Association of America dated August 11, 1982 and recorded with said Deeds in Book 14694, Page 436 (the "Mortgage"), with an unpaid principal balance as of the date hereof of approximately $7,566,826.00.

         The items set forth in (i), (ii), (iii) and (iv) shall be collectively, the "Permitted Encumbrances."

         2. Purchase Price. Buyer shall pay Seller the sum of FIFTY THOUSAND DOLLARS ($50,000.00)(the "Purchase Price") for Seller's interest in the Premises. The Purchase Price shall be paid by certified or bank check or wire transfer at the time of delivery of the Deed.

         3. Time of Closing; Delivery of Deed. The Deed is to be delivered at 10:00 a.m., on the date designated by Buyer by not less than two (2) business days notice to Seller, which date shall not be earlier than June 10, 1995 or later than August 10, 1995. Such time, as the same may be extended pursuant to Paragraph 5 hereof, hereinafter is referred to as the "Time of Closing." It is agreed that time is of the essence of this Agreement.

         4. Condition of the Premises. Full possession of the Premises, (i) free of all tenants and occupants except for tenants under the leases referred to in Exhibit C attached hereto (collectively, the "Leases"); (ii) including such personal property as Seller may leave on the Premises; (iii) in broom-clean condition and (iv) as represented and warranted by Seller in Paragraph 16 hereby is to be delivered at the Time of Closing, the Premises to be then in the same condition they are in now, reasonable wear and tear and casualty excepted. Notwithstanding Buyer's right to inspect the Premises as set forth in Paragraph 18 hereof, Buyer and its agents shall be entitled to an inspection of the Premises prior to the Time of Closing in order to determine whether the condition thereof complies with the terms of this Paragraph 4.

         5. Extension to Perfect Title or Make Premises Conform. If, at the Time of Closing, Seller shall be unable to give title or to make conveyance, or to deliver possession of the Premises all as herein stipulated, then Seller shall use reasonable efforts to remove all encumbrances, if any, which secure the payment of money including, but not limited to, attachments, liens, and mortgages (other than the Mortgage), and shall use best efforts to remove all other defects in title and to deliver possession as provided herein, and the Time of

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Closing shall be extended for one period of thirty (30) days or such shorter time as needed for Seller to so perform. In the exercise of the removal of such other defects pursuant to this Paragraph, Seller shall not be required to expend more than an aggregate total of THREE THOUSAND DOLLARS ($3,000).

         If, at the expiration of the extended time, Seller shall have failed so to remove any encumbrances or defects in title or deliver possession of the Premises as the case may be, all as herein agreed, then any payments made under this Agreement shall be refunded forthwith and all other obligations of the parties hereto other than those arising under Paragraph 18 shall cease and this Agreement shall be void and without recourse to the parties hereto; provided that Buyer shall have the election, at either the original or extended Time of Closing, to accept such title as the Seller can deliver to the Premises in their then condition and to pay therefor the Purchase Price without deduction, in which case the Seller shall convey such title. If the Premises shall have been damaged by fire or casualty, then the Buyer shall have the right either (a) to terminate this Agreement by written notice to the Seller and Seller shall promptly return any deposit to the Buyer and this Agreement shall be rendered null and void; or (b) to receive from Seller, on delivery of the Deed, all amounts recovered or recoverable on account of such insurance less any amounts reasonably expended by Seller for partial restoration, subject to the rights of the holder of the Mortgage.

         6. Acceptance of the Deed. The acceptance of the Deed shall be deemed to be a full performance and discharge of every agreement and obligation herein contained or expressed, except as otherwise expressly set forth herein.

         7. Use of Purchase Money to Clear Title. To enable Seller to make the conveyance as herein provided, Seller may at the Time of Closing use the purchase money or any portion thereof, subject to the limitation in Paragraph 5 hereof, to clear the title of any or all encumbrances or interests other than the Permitted Encumbrances, provided that all instruments so procured are recorded simultaneously with the delivery of the Deed, or reasonably soon thereafter.

         8. Insurance.

Until the Closing, the Seller shall maintain insurance on the Premises as follows:

Type of Insurance                 )        Amount of Coverage
                                  )
(a)      Fire                     )        $7.5 Million
                                  )
(b)      Extended Coverage        )        As presently insured
                                  )
(c)      Liability                )        $1 Million (per occurrence)
                                  )        $2 Million (aggregate)


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         9. Adjustments. Rents shall be credited to Buyer for the period after the Closing Date, subject to prior rights of the holder of the Mortgage, and the amount of such credit shall be shall be apportioned as of the Time of Closing.

         10. Broker. Buyer and Seller hereby mutually represent and warrant that they have dealt with no broker or agent in connection with this transaction or the Premises, and each party covenants and agrees to defend, indemnify and hold harmless the other party from and against any and all damages, claims, losses and liabilities, including attorney's reasonable fees, incurred by the other, arising out of or resulting from the failure of this representation and warranty. This representation and warranty shall survive the Time of Closing, or if the closing does not occur, the termination of this Agreement.

         11. Deposits and Liquidated Damages. All deposits made hereunder shall be held by Hinckley, Allen and Snyder ("Escrow Agent"), in escrow and shall be duly accounted for at the Time of Closing. All deposits shall be placed in a non-interest bearing account.

         Buyer and Seller each respectively indemnify and hold harmless Escrow Agent from all liability, cost or damage, including attorneys' reasonable fees, Escrow Agent sustains as a result of service as escrow agent hereunder, and agrees that Escrow Agent shall only be liable to Buyer or Seller in the event of gross negligence or willful misconduct.

         If Buyer shall fail to fulfill Buyer's obligations hereunder, all deposits made hereunder by Buyer shall be retained by Seller as its full and liquidated damages in lieu of all the rights and remedies which Seller may have against Buyer in law or in equity for such failure, other than for Buyer's obligations under Paragraphs 10 and 18 of this Agreement, the amount of such deposits being agreed to by the parties hereto as a reasonable forecast of the damages that would be sustained by Seller in such an event. Nothing herein shall prevent Escrow Agent from fully representing Seller in connection with the transaction described herein.

         12. Notice. All notices required or permitted to be given hereunder shall be in writing and delivered by hand or mailed postage prepaid, by registered or certified mail, or sent by Federal Express, addressed in the case of Buyer to the address set forth above with a simultaneous copy to Michael H. Glazer, P.C., Goodwin, Procter & Hoar, Exchange Place, Boston, Massachusetts 02109 and in the case of Seller, to the address set forth above with a simultaneous copy to Alan P. Gottlieb, Esq., Hinckley, Allen and Snyder, One Financial Center, Boston, Massachusetts 02111, or in the case of either party or their counsel to such other address as shall be designated by written notice given to the other party. Notices shall be effective on the earlier of (a) the date when delivered, (b) two business days after the date when so mailed or sent or (c) the date received in case of Federal Express.

         13. OMITTED.

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         14. Delivery of Documents. At the Time of Closing, Seller shall deliver the following documents, satisfactory in form and substance to Buyer and Buyer's counsel, properly executed and acknowledged as required:

             (i) The Deed; and

             (ii) An assignment and assumption of leases in the form attached hereto as Exhibit D (the "Assignment"); and

             (iii) A counterpart of a Designation of Person Responsible for Tax Reporting under Code Paragraph 6045 (the "6045 Designation") in the form attached and marked Exhibit 6045; and

             (iv) The affidavit required under Code Paragraph 1445(b)(2) described in Paragraph 16(ii) below; and

             (v) A certificate from Seller that all warranties and representations set forth in Paragraph 16 are true and correct in all material respects as of the Time of Closing; and

             (vi) A persons in possession and mechanics lien indemnity addressed to Buyer's title insurer on such terms and conditions as such title insurer may reasonably require in order to delete the standard title insurance exceptions for parties in possession and mechanics liens exceptions; and

             (vii) The originals of all Leases; and

             (viii) Any plans and/or specifications relating to the Building or the Premises in Seller's possession, without representation or warranty as to the accuracy or completeness thereof.

         (b) The Buyer shall deliver:

             (i) The balance of the Purchase Price, adjusted as herein provided;
                 and

             (ii) Counterpart copies of the Assignment; and

             (iii) Executed counterpart copies of the 6045 Designation.

         15. Offer to Purchase. Any memoranda or prior offer, letter or agreements executed by the parties hereto in connection with the purchase and sale of the Premises as contemplated hereunder are hereby superseded and shall have no further force and effect.

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         16. Representations and Warranties of Seller.

         (a) Seller hereby represents and warrants to Buyer as of the date of this Agreement and as of the Time of Closing as follows:

             (i) Any contract or agreement, including, without limitation, equipment leases or service or maintenance contracts or similar agreements, or brokerage, leasing or similar agreements with respect to the Property other than the Leases and the Permitted Encumbrances (collectively, the "Contracts") shall be terminated as of the Time of Closing unless otherwise agreed by the parties. Neither Seller nor, to the best of Seller's knowledge, any other party to any Contract is in default thereunder and, to the best of Seller's knowledge, there exists no state of facts which, with notice and/or the passage of time, would ripen into a default under any such Contract.

             (ii) Seller is not a "foreign person" as defined by the Internal Revenue Code of 1986, as amended (the "Code"), Paragraph 1445. The United States Taxpayer Identification Number of Seller is 04-2752438, and Seller shall execute and deliver to Buyer at the Closing an affidavit or certificate in compliance with Code Paragraph 1445(b)(2) and the applicable regulations thereunder.

             (iii) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not cause or result in a breach of any of the terms and conditions of, or constitute a default under, any mortgage, note, bond, debenture, indenture, agreement, contract, license or other instrument, obligation or understanding (whether written or otherwise) to which the Seller is now a party other than the Mortgage.

             (iv) Seller is a nominee trust created under the laws of the Commonwealth of Massachusetts and the Trustees thereof shall have all necessary power and authority to enter into and carry out its obligations under this Agreement. Seller is and at the Time of Closing shall be a trust duly and validly organized and existing under the laws of the Commonwealth of Massachusetts. This Agreement and the other agreements and all documents that are to be executed by Seller and delivered to Buyer at the Closing are or at the Time of Closing will be duly authorized, executed and delivered by Seller and all consents required under Seller's organizational documents or by law shall have been obtained.

             (v) Except as noted below, there is no existing or, to the best of Seller's knowledge, threatened legal action of any kind involving Seller or the Premises, which if determined adversely to the Premises or Seller would have a material adverse effect on the Premises or would interfere with Seller's ability to consummate the transactions contemplated by this Agreement. Buyer acknowledges that it has been notified that Teachers' Insurance and Annuity Association of America ("Teachers") has put Seller

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         into default and has begun foreclosure of the Mortgage and other security documents which Teachers holds as security for payment of a loan from Teachers to Seller.

             (vi) Seller has delivered to Buyer a true and complete copy of the Leases and all extensions, renewals and amendments thereto. The Leases are in full force and effect and Seller is not in default thereunder, except that (x) the Leases have not been approved by Teachers, and (y), McDonough & Scully, a tenant in the Building, is currently in default under its Lease. No brokerage commission or compensation are payable in respect of these leases, except for commissions due (x) on the SystemSoft lease or (y) in the event of an extension or expansion by Aspect Medical as set forth on Exhibit E.

         For purposes of clauses (v), the term "knowledge" shall mean the actual knowledge of Arthur J. Gutierrez or Keith Taylor or George Place only. No claim on account of any breach of any of the foregoing warranties and representations shall be made later than six (6) months from the Time of Closing and any such claim must be in writing, shall state in reasonable detail the nature of the claim and shall be delivered in the manner in which notices are to be given under the Agreement.

         Notwithstanding anything to the contrary contained herein, in no event shall Seller's liability for any breach of any warranty or representation exceed $40,000 in the aggregate and only as to an amount in excess of $5,000 for any occurrence.

         (b) Seller shall not lease, voluntarily convey or otherwise voluntarily transfer Seller's interest, or any portion thereof, in the Premises prior to the Time of Closing and Seller shall not contract or consent to do any of the foregoing, other than in case of foreclosure of the Mortgage, without prior written approval of Buyer.

         (c) Subject to the last paragraph in Paragraph 16(a) and Paragraph 25, Seller shall indemnify and defend Buyer against and hold Buyer harmless from any and all losses, costs, damages, liabilities and expenses (including without limitation attorneys' fees and court costs) arising out of any breach by Seller of its representations and warranties hereunder or as a result of any claim against Buyer based on Seller not having paid all amounts due under any Contract.

         (d) All representations and warranties by the Seller are intended to be and shall remain true and correct as of the Time of Closing, shall be deemed material and shall survive the execution and delivery of this Agreement and the Deed for six (6) months.

        17.  Buyer hereby represents and warrants to Seller as follows:

             (i) The execution, delivery and performance of this Agreement and the transactions contemplated hereby will not cause or result in a breach of any of the

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         terms and conditions of, or constitute a default under, any mortgage, note, bond, debenture, indenture, agreement, contract, license or other instrument, obligation or understanding (whether written or otherwise) to which Buyer is now a party;

             (ii) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, with full power and authority to enter into and carry out all of its obligations under this Agreement. The execution of this Agreement by Buyer has been duly authorized by all appropriate votes of the Board of Directors of Buyer and, if necessary, the shareholders of Buyer.

         18. Contingency Period

         (a) Buyer undertakes to inspect the Premises and make such further investigations as it deems necessary or appropriate during the period (the "Contingency Period") from the date of this Agreement to August 8, 1995 to determine whether Buyer is or is not satisfied, in Buyer's sole discretion, with the following listed matters (collectively the "Contingencies"):

         (i) the physical condition of the Premises;

         (ii) the Premises' compliance with all building, land use, environmental, safety, zoning and other applicable codes, regulations, rules and laws of the Town of Natick, the Commonwealth of Massachusetts, or the United States of America;

         (iii) the availability of satisfactory permits, licenses and approvals for Buyer's intended use of the Premises, including without limitation, the existence of access and egress to and from the Premises via public ways or by valid easements over the land of others which easements are affirmatively insured by Buyer's title company;

         (iv) the availability of utilities required for Buyer's intended use and operation of the Premises; and

         (v) the state of record title to the Premises as of June 5, 1995.

         (b) During the Contingency Period, Seller will afford Buyer and/or its agents access at any time to the Premises and will make available to Buyer and its agents such further information concerning the Premises as is requested by Buyer to complete its investigation concerning the Contingencies at no cost to Seller; provided that:

         (i) Each and all of such entries and examinations shall be at Buyer's sole risk and expense, Buyer agreeing to indemnify and save Seller harmless from and against any and all claims, cost, loss, damage, liability or expense arising out of or in connection with any work performed by or on behalf of Buyer pursuant to the provisions hereof or any such entry by Buyer or anyone authorized by,

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               representing or purporting to be representing Buyer, Buyer shall not, however, have any liability for any condition or state of facts discovered in respect of the Premises as long as Buyer promptly notifies Seller of the same and otherwise exercises reasonable care in the manner in which Buyer or its agents or its contractors exercise Buyer's rights of entry under this Paragraph 18;

         (ii) All of the aforesaid activities and any activities undertaken pursuant to subparagraph (iii) next below shall be undertaken in such a manner as to reduce to an absolute minimum the interference with the conduct of business by Seller and tenants and other occupants of the Premises; and

         (iii) Buyer shall repair and/or restore any damage or disturbance to the Premises caused by Buyer in performing any of said activities promptly after the completion of them or, if this Agreement shall sooner terminate, promptly upon such termination.

               Any claims for recovery pursuant to the provisions of this subparagraph 18(b) must be made within six (6) months of termination of this Agreement and any such claim must be in writing, shall state in reasonable detail the nature of the claim and shall be delivered in the manner in which notices are to be given under this Agreement.

         (c) On or before the expiration of the Contingency Period, Buyer shall notify Seller in writing whether or not Buyer is satisfied as to the Contingencies. If, prior to the expiration of the Contingency Period, Buyer notifies Seller in writing that it is dissatisfied with the Contingencies, as Buyer may determine in its sole discretion, then Buyer shall thereby terminate this Agreement, all deposits made hereunder shall be returned to Buyer, and except as provided in Paragraphs 10 and 18(b), there shall be no further liability hereunder by either party against the other.

         19. Payments under Leases. Seller shall forward any and all amounts paid pursuant to the Leases which are received by Seller on or after the Time of Closing immediately to Buyer.

         20. OMITTED

         21. OMITTED

         22. OMITTED

         23. Construction of Agreement. This instrument is to be construed as a Massachusetts contract, is to take effect as a sealed instrument, sets forth the entire contract

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between the parties, is binding upon and inures to the benefit of the parties hereto and their respective heirs, devisee, executors, administrators, successors and assigns, and may be cancelled, modified or amended only by a written instrument executed by both the Seller and the Buyer. The captions and marginal notes are used only as a matter of convenience and are not to be considered a part of this agreement or to be used in determining the intent of the parties to it.

         24. MCA Practice Standards. Any matter or practice arising under or relating to this Agreement which is the subject of a practice standard of the Massachusetts Conveyancers Association shall be governed by such standard to the extent applicable.

         25. No Personal Liability. If the Seller or the Buyer executes this Agreement in a representative or fiduciary capacity only the principal or the estate represented shall be bound, and neither the Seller or Buyer so executing, nor any shareholder or beneficiary of any trust, shall be personally liable for any obligation, express or implied, hereunder.

         26. OMITTED

         This Agreement may be signed in one or more counterparts each of which shall have the effect of an original instrument when counterparts have been signed by all of the parties hereto.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first set forth above.

                                     BUYER:

                                     VISION DRIVE, INC.

                                     By: /s/ Robert J. Shillman
                                         ------------------------------
                                     Its duly authorized: President
                                                          -------------

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                                     SELLER:


                                     /s/ Arturo J. Gutierrez
                                     ----------------------------------
                                     Arturo J. Gutierrez


                                     /s/ Helen T. Sellew
                                     ----------------------------------
                                     Helen T. Sellew

                                     Each as Trustee of Natick Executive Park
                                     Trust No. 2 and not individually

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                                   EXHIBIT A

Those certain premises in Natick, Middlesex County, Massachusetts, being located on the northerly side of Worcester Street (Route 9) and being Lot 2A as shown on a certain plan of land entitled "Natick Executive Park - Lot Line Adjustment; Lots 1A, 2, 4, 6, & 7" dated September 8, 1993, revised December 3, 1993, prepared by The Gutierrez Company, based on a survey by MacCarthy & Sullivan Engineering Inc., (the "Plan") recorded as Plan 71 of 1994 in Book 24219, Page 453. Together with all rights and easements appurtenant thereto, insofar as the same are in force and applicable.

                 EXHIBIT B -- SCHEDULE OF ENCUMBRANCES

1. Rights or claims of the following tenants in possession under unrecorded leases:

   (a) North American Society for Pacing Electrophysiology
   (b) McDonough & Scully, Inc.
   (c) NEC Business Communication Systems (East), Inc.

2. Such state of facts as is shown on survey entitled, "Natick Executive Park" prepared by the Gutierrez Company dated September 8, 1993 and recorded as Plan No. 71 of 1994 in Book 24129, Page 453.

3. Terms and provisions of takings by the Commonwealth of Massachusetts for Route 9 and conveyances to the Commonwealth recorded in Book 5607, Page 1; Book 5713, Page 440; Book 5699, Page 370 and Book 5670, Page 244.

4. Rights and easements granted to New England Telephone and Telegraph Company by instrument dated July 29, 1981, recorded in Book 14370, Page 324.

5. Rights of the Town of Natick and others under Municipal Easement No. I dated November 19, 1981 granted by George P. Sellew, Jr., and Helen T. Sellew, Trustees of 721 Worcester Street Trust to the Town of Natick recorded in Book 14474, Page 122, as shown on survey entitled "Plan of Land in Natick, Mass. Owned by Natick Executive Park Trust No. 2" Scale 1" equals 40' dated June 25, 1982 made by MacCarthy & Sullivan Engineering, Inc.

6. Rights of the Town of Natick and others under Municipal Easement No. II dated November 17, 1981 granted by George P. Sellew, Jr. and Arturo J. Gutierrez, Trustees of Natick Executive Park Trust No. 1 to the Town of Natick recorded on November 24, 1981 in Book 14474, Page 126.

   NOTE: The rights described in Permitted Exceptions No. 3, 4 and 6 affect only certain appurtenant rights benefitting the real property described in Exhibit A.

7. Rights and easements of said Trustees of Natick Executive Park Trust No. 1 and Trustees of 721 Worcester Street Trust as set forth in Mutual Grant of Easements dated March 31, 1982 by and among Trustees of Natick Executive Park Trust No. 1, said Trustees of Natick Executive Park Trust No. 2 and Trustees of 721 Worcester Street Trust recorded in Book 14584, Page 229.

8. Rights and easements of the Trustees of 721 Worcester Street Trust as set forth in Grant of Easements No. II dated June 18, 1982 by and among the Trustees of Natick Executive Park Trust No. 2 and the Trustees of 721 Worcester Street Trust, recorded on August 12, 1982 as Instrument No. 111.

 9. Mortgage Deed recorded on April 14, 1982 with said Deeds in Book 14584, Page 253.

    NOTE: Permitted encumbrance No. 9 affects only certain appurtenant rights benefitting the real property described in Exhibit A.

10. Grant of Drainage Easement from Arturo J. Gutierrez and Helen T. Sellew, Trustees of Natick Executive Park Trust No. 2 to Helen T. Sellew and Arturo J. Gutierrez, Trustees of Natick Executive Park Trust No. 3 dated January 10, 1994 and recorded January 31, 1994 as Instrument No. 406.

11. Grant of Parking Easement from Arturo J. Gutierrez and Helen T. Sellew, Trustees of Natick Executive Park Trust No. 2 to Cognex Corporation dated January 10, 1994 and recorded on January 31, 1994 as Instrument No. 407.

12. Grant of Easement and Maintenance Agreement by and among Cognex Corporation; Natick Executive Park Retail Limited Partnership; Arturo J. Gutierrez and Helen T. Sellew, Trustees of Natick Executive Park Trust No. 2; Arturo J. Gutierrez and Helen T. Sellew, Trustees of Natick Executive Park Trust No. 3 and Helen T. Sellew, Trustee of 721
    Worcester Street dated January 10, 1994 and recorded in Book 24219,
    Page 524, as affected by Amendment to Grant of Easement and Maintenance Agreement dated March 29, 1995, recorded in Book 25292, Page 298.

13. Mortgage Deed from George P. Sellew, Jr., and Arturo J. Gutierrez, Trustees of Natick Executive Park Trust No. 2 and George P. Sellew, Jr., and Arturo J. Gutierrez, Trustees of Natick Executive Park Trust No. 1, to Teachers Insurance and Annuity Association of America ("TIAA") dated August 11, 1982 and recorded in Book 14694, Page 436, as modified by First Supplement to Mortgage Deed by and among George P. Sellew, Jr., Arturo J. Gutierrez and John A. Cataldo, Trustees of Natick Executive Park Trust No. 2 and George P. Sellew, Jr., Arturo J. Gutierrez and
    John A. Cataldo, Trustees of Natick Executive Park Trust No. 1 and
    TIAA dated October 12, 1983 and recorded in Book 15283, Page 484 and further modified by Second Supplement to Mortgage Deed between Trustees of Natick Executive Park Trust No. 2 and TIAA dated February 14, 1989 and recorded in Book 19660, Page 26 and further amended by Mortgage Spreader and Modification Agreement by and between Trustees of Natick Executive Park Trust No. 2 and TIAA dated January 10, 1994 and recorded January 31, 1994 as Instrument No. 394.

14. Assignment of Leases and Rents from Trustees of Natick Executive Park Trust No. 2 to TIAA recorded on August 12, 1982 in Book 14694, Page 473.

15. U.C.C. Financing Statement naming George P. Sellew, Jr., and Arturo J. Gutierrez, Trustees as Debtors and TIAA as Secured Party recorded August 12, 1982 in Book 14694, Page 479 as affected by U.C.C.-3 Financing Statement recorded January 31, 1994 as Instrument No. 414.

16. Assignment of Lessor's Interest in Lease(s) from Trustees of Natick Executive Park Trust No. 2 to TIAA recorded February 22, 1989 in Book 19660, Page 39.

17. U.C.C. Financing Statement naming Helen T. Sellew and Arturo J. Gutierrez, Trustees as Debtors and TIAA as Secured Party recorded March 24, 1994 in Book 24386, Page 534.

18. Lease to Aspect Medical Systems, Inc., dated September 8, 1994, Notice of which was recorded October 11, 1994 in Book 24921, Page 476.

19. Notice of Foreclosure recorded in Book 25195, Page 443.